Exhibit 3.4.3

CERTIFICATE OF AMENDMENT
TO
AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
CRYOPORT, INC.

First: The name of the Corporation is CryoPort, Inc. (the “Corporation”)

Second: The Corporation’s Amended and Restated Articles of Incorporation (the “Articles”) shall be amended by inserting under new Article V. B. the following:

V.B.

The total number of shares of capital stock which the Corporation shall have authority to issue shall be as provided in Article V.A. above. Effective upon the filing of this Certificate of Amendment with the Secretary of State of the State of Nevada (the “Effective Time”), every ten (10) issued and outstanding shares of common stock of the Corporation will without any further action be combined into and automatically become one (1) issued and outstanding share of common stock of the Corporation (the “Reverse Split”). All shares of common stock held by a stockholder that are so split will be aggregated subsequent to the Reverse Split. No scrip or fractional shares will be issued in connection with the Reverse Split and any fractional interest will be purchased by the Corporation for cash. Further, every right, option and warrant to acquire ten (10) shares of common stock of the Corporation outstanding immediately prior to the Effective Time will as of the Effective Time and without any further action automatically be converted into the right to acquire one (1) share of common stock of the Corporation upon the terms of such right, option or warrant (except that the exercise or purchase price of such right, option or warrant shall be proportionately increased).

Third: The vote by which the stockholders holding shares in the Corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the Articles have voted in favor of the amendment is: 59.97%.

Effective as of February 5, 2010 at 12:01 a.m.

CRYOPORT, INC.

By:	/s/ Larry G. Stambaugh
Larry G. Stambaugh
Chief Executive Officer and Chairman